UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 13, 2008

Miller Petroleum, Inc.

(Exact name of registrant as specified in its charter)

Tennessee

(State or other jurisdiction of incorporation)

033-02249-FW (Commission File Number)	62-1028629 (IRS Employer Identification No.)

3651 Baker Highway, Huntsville, Tennessee (Address of principal executive offices)	37756 (Zip Code)

Registrant’s telephone number, including area code: (423) 663-9457

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Effective as of June 13, 2008 (the “Closing Date”), the Registrant entered into a Purchase and Sale Agreement (the “Agreement”) and consummated the transactions contemplated thereby, with a subsidiary of Atlas Energy Resources, LLC (NYSE:ATN) (“Atlas”). Under the terms of the Agreement, the Registrant assigned to Atlas the following:

•

An unencumbered, undivided 100% working interest and an 80% net revenue interest in and to the oil and gas lease comprising 27,620 acres known as Koppers North and Koppers South and located in Campbell County, Tennessee; and an unencumbered, undivided 100% interest and an 82.5% net revenue interest (net of a 5% overriding royalty interest to the Registrant) in and to the oil and gas lease comprising 1,952 acres adjacent to Koppers North and Koppers South and located in Campbell County, Tennessee (the “Leases”); and

•

An unencumbered, undivided 100% working interest and an 80% net revenue interest in eight oil and gas wells on Koppers South (the “Wells”). The Registrant has the option to repurchase the Wells within one year form the Closing Date or within 30 days after the pipeline to be built by Atlas has been completed and is ready to accept gas for transport.

The transaction is subject to unwinding pursuant to a pending litigation between the Registrant and CNX Gas Company LLC (as disclosed in Item 8.01 of this Report). Transferring any of the Leases or any interest thereon is subject to a 60-day standstill period.

Notwithstanding the assignment of the Leases, the Registrant retained for itself and did not assign to Atlas twelve oil wells located in Koppers South and Koppers North (the “Retained Wells”), together with title to the well heads and all associated equipment, a 40-acre square centered on each Retained Well, and all lease rights associated therewith.

The aggregate consideration for the assignment of the Leases and Wells by the Registrant to Atlas was the sum of $19,625,000, $9,025,000 of which was paid to the Registrant and the remaining $10,600,000 of which was paid directly to Wind City Oil & Gas, LLC and/or its affiliates in consideration of a settlement of claims between Wind City and the Registrant (as disclosed in Item 8.01 of this Report).

The Agreement also provides for Atlas to grant the Registrant the right to participate in up to ten wells to be drilled on the leasehold acreage subject to the Leases at up to a 25% working interest (at cost and with no obligation to participate in promotion expenditures).

Further, Atlas and the Registrant entered into a two-year drilling contract providing for the use of up to two drilling rigs (the “Drilling Contract”). The Drilling Contract, inter alia, provides for payment at prevailing market rates; Atlas will pay $500,000 to the Registrant, as prepayment under the Drilling Contract, when the Registrant demonstrates to Atlas’s reasonable satisfaction that the Registrant has title to a complete RD20 drilling rig and associated equipment or upon the parties reaching an agreement to utilize said $500,000 to acquire a drilling rig and associated equipment to be agreed upon by the parties.

For two years after the Closing Date, Atlas will grant the Registrant the opportunity to bid on any other drilling or service work that Atlas bids on in the State of Tennessee.

In addition, Atlas and the Registrant entered into (i) a natural gas transportation agreement which provides the Registrant access to the Atlas Volunteer Pipeline, to the extent that capacity is available, on substantially the same terms as those offered to the producers delivering into the system; and (ii) a natural gas processing agreement pursuant to which Atlas will provide gas processing services to the Registrant on substantially the same terms as those services are provided to other producers delivering gas into the Atlas Volunteer Pipeline and deliver back to the Registrant gas with a heating value of 1,100 BTUs per cubic foot.

The press release announcing the transactions described above is annexed to this Report as Exhibit 99.1 hereto.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 13, 2008, Ernie Payne resigned as President of the Registrant.

Item 8.01.	Other Events.

Wind City/Wind Mill Settlement

Effective as of June 13, 2008, the Registrant, Wind City Oil & Gas, LLC (“Wind City”), Wind Mill Oil & Gas, LLC (“Wind Mill”) and Wind City Oil & Gas Management, LLC (“WCOG”), settled all issues and controversies pending in the previously disclosed Tennessee litigation, Tennessee arbitration, and litigation in the Southern District of New York. Pursuant to the settlement, the Registrant paid Wind City and/or WCOG the sum of $10,600,000 for the re-purchase of the 2,900,000 shares of the Registrant’s common stock and reacquisition of all leases previously assigned by the Registrant to Wind City, Wind Mill or WCOG, all wells and equipment associated with said leases, all pipeline rights and rights of way, all contract rights, and all other equipment, property and real property rights. All of the above-described leases, rights, equipment, properties and property rights, as well as the common stock, were returned and/or reassigned to the Registrant. All funds escrowed or to be escrowed with respect to production revenues through May 31, 2008 in regard to the Lindsey #19 well will be divided 50/50 between Wind City or its designee and the Registrant. The Registrant and Wind Mill, with the consent of the third party (Delta Producers, Inc.) shall dismiss with prejudice the Tennessee case within 7 days from payment by said Delta Producers, Inc. to the Tennessee court of the May 2008 production money. The settlement agreement further provides for the case in the Southern District of New York to be dismissed with prejudice; however, Wind City has indicated a reluctance to comply with such provision and is taking the position that the dismissal should be without prejudice as a result of the pending litigation with CNX Gas Company LLC.

CNX Litigation

On June 11, 2008, CNX Gas Company LLC (“CNX”) commenced litigation in the Chancery Court for Campbell County, State of Tennessee (CNX Gas Company LLC v. Miller Petroleum, Inc., Civil Action No. 08-071) to enjoin the Registrant from assigning or conveying certain leases described in the Letter of Intent signed by CNX and the Registrant on May 30, 2008 (the “Letter of Intent”); to compel the Registrant to specifically perform the assignments as described in the Letter of Intent; and for damages. A Notice of Lien Lis Pendens was issued June 11, 2008. The court refused to grant a restraining order pending a hearing of the matter on the merits; however, the order entered into by the court with respect thereto prohibits Atlas from conveying the leases for 60 days from the date of the order. Effective June 13, 2008, all of such leases were assigned by the Registrant to Atlas America, LLC (as disclosed in Item 1.01 of this Report). Should CNX prevail in the proceedings described above, Atlas may be obligated to assign the leases to CNX in consideration of payment to the Registrant by CNX of up to approximately $13.3 million, in which event the Registrant would be obligated to repay Atlas the sum of $19,625,000.

In this event, it is unlikely that the Registrant would have sufficient funds to effectuate such repayment to Atlas.

Cresta Capital/Consoleum Settlement

Pursuant to a Termination Agreement, General Release, and Covenant not to Sue (the “Cresta Agreement”) by and between the Registrant and Cresta Capital Strategies, LLC, a New York limited liability company (“Cresta”), effective as of June 13, 2008, the investment banking agreement dated as of March 27, 2007 by and between the Registrant and Cresta was terminated.

Pursuant to a Termination and Release Agreement (the “Consoleum Agreement”) by and between the Registrant and Consoleum, LLC, a Delaware limited liability company (“Consoleum”), effective as of June 13, 2008, the consulting agreement dated as of April 30, 2007 by and between the Registrant and Consoleum was terminated.

In consideration of entering into the Cresta Agreement and the Consoleum Agreement, the Registrant paid Cresta an amount equal to $600,000 in cash and granted to Cresta warrants to purchase one million shares of the Registrant’s common stock exercisable at $1.00 per share and expiring three years after the date of grant. In addition, the Registrant agreed to pay Cresta a cash amount equal to 4.5% of the consideration paid or received by the Registrant or its affiliates in certain future business transactions with parties identified in the Cresta Agreement.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
99.1	Press release issued by Miller Petroleum, Inc. dated June 19, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MILLER PETROLEUM, INC.
(Registrant)
Date: June 19, 2008	By:	/s/ Deloy Miller
Deloy Miller
Chief Executive Officer